Exhibit 99.1

Contact: Provectus Biopharmaceuticals, Inc. Peter R. Culpepper, Interim CEO, COO Phone: 866-594-5999 #30	Porter, LeVay & Rose, Inc. Marlon Nurse, DM, SVP – Investor Relations Phone: 212-564-4700 Allison + Partners Todd Aydelotte, Managing Director – Media Relations Phone: 646-428-0644

FOR IMMEDIATE RELEASE

PROVECTUS BIOPHARMACEUTICALS, INC. REPORTS FIRST QUARTER 2016 FINANCIAL RESULTS

KNOXVILLE, TN, May 10, 2016 — Provectus Biopharmaceuticals, Inc. (NYSE MKT: PVCT, www.provectusbio.com), a clinical-stage oncology and dermatology biopharmaceutical company (“Provectus” or the “Company”), today announced its financial results for the first quarter 2016 ended March 31, 2016.

First Quarter Results and Balance Sheet Highlights

Our cash and cash equivalents were $9,760,997 at March 31, 2016, compared with $14,178,902 at December 31, 2015. The decrease of approximately $4.4 million was due primarily to the $8.0 million in cash used to fund our operating activities for the quarter offset by $3.6 million in cash received from the warrant exchange offer in the quarter ended March 31, 2016. Additional sales of common stock have been reduced since we are seeking to minimize dilution to our existing stockholders where practicable by limiting the issuance of our equity securities.

By managing variable cash expenses due to minimal fixed costs, we believe our cash and cash equivalents on hand at March 31, 2016, will be sufficient to meet our current and planned operating needs until into 2017 without consideration being given to additional cash inflows that might occur from the exercise of outstanding warrants or future sales of equity securities.

Shareholders’ equity at March 31, 2016 was $14,184,248. This compares to shareholders’ equity at December 31, 2015 of $16,316,941.

For additional information regarding Provectus’ results of operations and financial condition for the first quarter ended March 31, 2016, please see Provectus’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2016.

About Provectus Biopharmaceuticals, Inc.

Provectus Biopharmaceuticals, Inc., specializes in developing oncology and dermatology therapies. PV-10, its novel investigational drug for cancer, is designed for injection into solid tumors (intralesional administration), thereby reducing potential for systemic side effects. Its oncology focus is on melanoma, breast cancer and cancers of the liver. The Company has received orphan drug designations from the FDA for its melanoma and hepatocellular carcinoma indications. PH-10, its topical investigational drug for dermatology, is undergoing clinical testing for psoriasis and atopic dermatitis. Provectus has completed Phase 2 trials of PV-10 as a therapy for metastatic melanoma, and of PH-10 as a topical treatment for atopic dermatitis and psoriasis. Information about these and the Company’s other clinical trials can be found at the NIH registry, www.clinicaltrials.gov. For additional information about Provectus, please visit the Company’s website at www.provectusbio.com or contact Porter, LeVay & Rose, Inc.

FORWARD-LOOKING STATEMENTS: This release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date hereof, and we undertake no obligation to update such statements after this date.

Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2015) and the following:

•	our determination, based on guidance from the FDA, whether to proceed with or without a partner with the fully enrolled phase 3 trial of PV-10 to treat locally advanced cutaneous melanoma and the costs associated with such a trial if it is necessary to complete (versus interim data alone);

•	our determination whether to license PV-10, our investigational drug product for melanoma and other solid tumors such as cancers of the liver, if such licensure is appropriate considering the timing and structure of such a license, or to commercialize PV-10 on our own to treat melanoma and other solid tumors such as cancers of the liver;

•	our ability to license PH-10, our investigational drug product for dermatology, on the basis of our phase 2 atopic dermatitis and psoriasis results, which are in the process of being further developed in conjunction with mechanism of action studies; and

•	our ability to raise additional capital if we determine to commercialize PV-10 and/or PH-10 on our own, although our expectation is to be acquired by a prospective pharmaceutical or biotech concern prior to commercialization.

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